Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Darling International Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-170668 and 333-192004), Form S-4 (No. 333-131494), and Form S-8 (Nos. 333-125875, 333-181786, 33-99868, and 33-99866) of Darling International Inc. of our reports dated February 26, 2014 with respect to the consolidated balance sheets of Darling International Inc. as of December 28, 2013 and December 29, 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended December 28, 2013, and the effectiveness of internal control over financial reporting as of December 28, 2013, which reports appear in the December 28, 2013 annual report on Form 10-K of Darling International Inc.

/s/ KPMG LLP

Dallas, Texas
February 26, 2014